Exhibit 4.1

THE WARRANTS REPRESENTED BY THIS WARRANT CERTIFICATE ARE TRANSFERABLE AND ASSIGNABLE SUBJECT TO COMPLIANCE WITH APPLICABLE SECURITIES LAWS. THE WARRANTS REPRESENTED BY THIS WARRANT CERTIFICATE WILL BE VOID AND OF NO VALUE UNLESS EXERCISED ON OR BEFORE 5:00 P.M. (NEW YORK TIME) ON [●], 20251.

WARRANT CERTIFICATE

ENTASIS THERAPEUTICS HOLDINGS Inc.

(Incorporated under the Laws of the State of Delaware)

Warrants	Right to Purchase

____________ Common Shares

WARRANTS FOR PURCHASE OF COMMON SHARES

THIS IS TO CERTIFY THAT, for value received, Innoviva, Inc., a Delaware corporation (the “Holder”), is the holder of [●] common share purchase warrants (the “Warrants”). Each Warrant entitles the Holder to subscribe for and purchase one fully paid and non-assessable Common Share of Entasis Therapeutics Holdings Inc. (the “Company”) at any time or times prior to 5:00 p.m. (New York time) on [●], 20252 (the “Time of Expiry”) at the price of $2.50 per Common Share (the “Exercise Price”), upon the terms and conditions set forth in this Warrant Certificate. The number of Common Shares which the Holder is entitled to acquire upon exercise of a Warrant and the Exercise Price are subject to adjustment in accordance with the terms and conditions hereof. Whether or not expressly set forth herein, all amounts payable hereunder, including the Exercise Price if paid in cash, shall be paid in United States Dollars.

The Warrants represented by this Warrant Certificate may be exercised by the Holder, in whole or in part or parts (but not as to a fractional share), by surrender of this Warrant Certificate (properly endorsed) with the Subscription Form appended hereto as Schedule A or any other written notice in a form reasonably satisfactory to the Company duly completed and executed by the Holder, at the office of the Company in accordance with Section 12 hereof, together with the purchase price of such Common Shares as herein provided.

The Warrant Certificate and such payment shall be deemed not to have been surrendered and made except upon personal delivery thereof or, if sent by post or other means of transmission, upon actual receipt thereof by the Company at the office specified above.

Subject to Section 4, the purchase price of Common Shares subscribed for hereunder shall be paid by certified check, money order, bank draft payable to or to the order of the Company in lawful money of the United States of America or wire transfer of immediately available funds, or any combination of the foregoing, in each case, in the discretion of the Holder.

1 Date will be five years from original issuance.

2 Date will be five years from original issuance.

In the event of any exercise of the Warrants represented by this Warrant Certificate in accordance with the terms hereof, (a) Common Shares purchased hereunder shall be transmitted by the Company’s transfer agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Common Shares to or resale of the Common Shares by the Holder or (B) the Common Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (and the Holder has delivered a legal opinion in form and substance reasonably acceptable to the Company to such effect), and otherwise (b) by physical delivery of certificates for the Common Shares or confirmation of book entry issuance for the Common Shares (as may be directed by the Holder) so purchased will be delivered to the Person(s) in whose name(s) the Common Shares so subscribed for are to be issued within two Business Days (“Warrant Share Delivery Date”) of the exercise of the Warrants represented by this Warrant Certificate (or if the share transfer books of the Company are properly closed, within two Business Days of the opening of said share transfer books), such Person(s) shall be deemed for all corporate purposes to have become the holder of record of the Common Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received by the Company. Unless (i) this Warrant Certificate has expired or (ii) all of the Warrants evidenced by this Warrant Certificate have been exercised, a new Warrant Certificate representing the unexercised balance of the Warrants will also be issued to the Holder within such time at the expense of the Company.

If the Company fails for any reason to deliver to the Holder the Common Shares subject to an exercise notice by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Common Shares subject to such exercise (based on the Current Market Price on the date of the applicable exercise notice), $5 per Trading Day (increasing to $10 per Trading Day on the fifth (5th) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date (subject to receipt of the aggregate Exercise Price for the applicable exercise (other than in the case of a cashless exercise)) until such Common Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the Depository Trust Company Fast Automated Securities Transfer Program so long as this Warrant remains outstanding and exercisable. The payments contemplated by this paragraph shall not limit a Holder’s right to pursue equitable remedies including, without limitation, a decree of specific performance and/or injunctive relief with respect to the such failure.

THE FOLLOWING ARE THE TERMS AND CONDITIONS REFERRED TO IN THIS WARRANT CERTIFICATE:

Section 1                 Definitions.

(1)	In this Warrant Certificate, the following phrases and words have the respective meanings indicated opposite them as follows:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such first Person;

“Applicable Securities Laws” means, collectively, all applicable securities Laws in each of the jurisdictions in which the Warrants or Common Shares issued on the exercise of Warrants are issued or acquired, and the respective regulations and rules under such Laws, together with applicable published rules, policy statements, blanket orders, instruments, rulings and notices of the securities regulatory authorities in the jurisdictions and all applicable rules and regulations of any exchange on which the Common Shares are listed for trading;

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of California are authorized or obligated by Law or Order to close;

“Common Shares” means the shares of common stock of the Company, par value $0.001 per share and, in the event that there shall occur a change in respect of or affecting the Common Shares referred to in Section 2 (whether or not such change shall result in an adjustment to the Exchange Basis or the Exercise Price), the term “Common Shares” shall mean the shares, other securities or other property which the Holder is entitled to purchase resulting from such change;

“control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise;

“Current Market Price” of a Common Share means, on any given date, the price per Common Share equal to the volume weighted average trading price of the Common Shares on the Principal Securities Exchange (or, if the Common Shares are not listed and posted for trading on the Principal Securities Exchange, such other stock exchange or over-the-counter market on which the Common Shares may be listed or quoted) for the immediately preceding 20 consecutive Trading Days calculated by dividing the aggregate sale price of all such shares sold on such stock exchange during such 20 day period by the total number of such shares so sold. If the Common Shares are not then traded on the Principal Securities Exchange, an over-the-counter market or on a recognized exchange or market, the Current Market Price of a Common Share shall be the fair market value of a Common Share as agreed to by the board of directors of the Company and the Holder, acting in good faith, and absent such agreement, as determined by an independent valuation expert reasonably acceptable to both the Company and the Holder; provided, that the fair market value determined by the independent valuation shall not be (a) higher than the highest fair market value proposed by the board of directors of the Company or the Holder, or (b) lower than the lowest fair market value proposed by the board of directors of the Company or the Holder. The Company shall be responsible for the costs and expenses of the valuation expert;

“Exchange Basis” means, as at any time, the number of Common Shares which the Holder is entitled to receive upon the exercise of a Warrant represented by this Warrant Certificate and which, as at the date hereof, is equal to one Common Share per Warrant;

“Fundamental Transaction” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding Common Shares (not including any Common Shares held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding Common Shares (not including any Common Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify the Common Shares or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) other than the Holder or any group to which the holder is a Member, directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares.

“Governmental Authority” means any federal, state, provincial or local court, legislature, executive or regulatory authority, agency, ministry, bureau or commission, stock exchange or other governmental authority or instrumentality;

“Law” means any federal, state, local or foreign law, common law, statute, ordinance, rule, regulation, code, treaty or Permit, in each case enacted, promulgated or issued by a Governmental Authority;

“Liens” means any lien, security interest, mortgage, pledge, charge or similar encumbrance;

“NASDAQ Global” means the Nasdaq Global Market.

“Order” means any consent, approval, order, judgment, decree or authorization of any Governmental Authority;

“Permit” means any registration, license, exemption, authorization, or permit of any Governmental Authority;

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization;

“Principal Securities Exchange” means any United States national stock exchange or automated inter-dealer quotation system upon which the Company has listed the Common Shares for trading; as of the date hereof, the Principal Securities Exchange for the Common Shares is the NASDAQ Global;

“Representatives” of any Person means such Person’s directors, managers, officers, employees, agents, attorneys, accountants, consultants, professional advisors or other representatives; and

“Successor Entity” means the Person (or, if so elected by the Holder, the parent entity of such Person) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the parent entity of such Person) with which such Fundamental Transaction shall have been entered into.

“Trading Day” with respect to any stock exchange (including the Principal Securities Exchange) or over-the-counter market means a day in which shares may be traded through the facilities of such stock exchange or over-the-counter market.

(2)	Whenever used in this Warrant, words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine gender.

(3)	Unless otherwise specified, the word “Section” and other subdivision followed by a number mean and refer to the specified Section or other subdivision of this Warrant Certificate. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. The words “hereof,” “herein,” “hereto,” “hereunder” and “hereinafter” and words of similar import refer to this Warrant Certificate as a whole and not to any particular provision hereof; (ii) the character “$” shall mean United States Dollars; (iii) the word “including” shall mean “including, without limitation,” and the words “include” and “includes” shall have corresponding meanings, and such words shall not be construed to limit any general statement that they follow to the specific items or matters immediately following them; (iv) the words “either,” “or,” “neither,” “nor” and “any” are not exclusive; and (v) references to “days” shall refer to calendar days unless Business Days are specified.

Section 2                 Adjustments.

Subject to Section 3, the Exercise Price and the Exchange Basis will be subject to adjustment from time to time in the events and in the manner provided as follows:

(a)	Common Share Reorganization. If and whenever, at any time after the date hereof and prior to the Time of Expiry, the Company:

(i)	issues Common Shares, or securities exchangeable for or convertible into Common Shares, to all or substantially all the holders of the Common Shares as a stock dividend or other distribution payable in Common Shares or securities exercisable or exchangeable for or convertible into Common Shares;

(ii)	subdivides, redivides or changes its then outstanding Common Shares into a greater number of shares; or

(iii)	reduces, combines or consolidates its then outstanding Common Shares into a lesser number of shares,

(any of such events in these clauses (i), (ii) or (iii) being called a “Common Share Reorganization”), then the Exchange Basis will be adjusted effective immediately after the effective date of, or the record date at which the holders of Common Shares are determined for the purpose of, the Common Share Reorganization, by multiplying the Exchange Basis in effect immediately prior to such effective date or record date by a fraction:

(A)	the numerator of which will be the number of Common Shares outstanding immediately after giving effect to such Common Share Reorganization (including, in the case where securities exercisable or exchangeable for or convertible into Common Shares are distributed, the number of Common Shares that would have been outstanding had such securities been exercised or exchanged for or converted into Common Shares on such effective date or record date, assuming in any case where such securities are not then exercisable, convertible or exchangeable but subsequently become so, that they were exercisable, convertible or exchangeable on the effective date or record date on the basis upon which they first become exercisable, convertible or exchangeable); and

(B)	the denominator of which will be the number of Common Shares outstanding on such effective date or record date before giving effect to such Common Share Reorganization.

The resulting product, adjusted to the nearest 1/100th, will thereafter be the Exchange Basis until further adjusted as provided in this Section 2.

(b)	Distributions. If and whenever, at any time after the date hereof and prior to the Time of Expiry, the Company will fix a record date for the distribution or dividend to all or substantially all the holders of the Common Shares of any property or other assets (including any securities, rights, options, warrants or other securities of another person) other than any dividend of cash, but including a distribution of evidences of indebtedness and provided that such distribution or dividend does not constitute a Common Share Reorganization (any of such non-excluded events being herein called a “Distribution”), the Exchange Basis will be adjusted effective immediately after the record date for the Distribution by multiplying the Exchange Basis in effect on such record date by a fraction:

(i)	the numerator of which shall be the product of the number of Common Shares outstanding on such record date and the Current Market Price of the Common Shares on such record date; and

(ii)	the denominator of which shall be:

(A)	an amount equal to the product (x) of the number of Common Shares outstanding on such record date and (y) the Current Market Price of the Common Shares on such record date, less

(B)	the fair market value on such record date, as determined by action by the directors of the Company, acting reasonably and in good faith, of the property or other assets distributed or dividended in the Distribution; provided that no such adjustment will be made if the result of such adjustment would be to decrease the Exchange Basis in effect immediately before such record date. The resulting product, adjusted to the nearest 1/100th, will thereafter be the Exchange Basis until further adjusted as provided in this Section 2.

(c)	Cash Distribution. If and whenever, at any time after the date hereof and prior to the Time of Expiry, the Company will fix a record date for a distribution or dividend of cash to all or substantially all the holders of the Common Shares, the Holder shall be entitled to participate in such distribution to the same extent that the Holder would have participated therein if the Holder had exercised this Warrant in full immediately before the date of which a record is taken for such distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such distribution.

(d)	Fundamental Transaction. At any time after the date hereof and prior to the Time of Expiry, upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the Common Shares (or other securities, cash, assets or other property purchasable upon the exercise of the Warrant prior to such Fundamental Transaction), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights), if any, that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Shares are entitled to receive securities or other assets (including cash) with respect to or in exchange for Common Shares, the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon exercise of this Warrant within 10 days after the consummation of the Fundamental Transaction but, in any event, prior to the Time of Expiry, in lieu of the Common Shares (or other securities, cash, assets or other property) purchasable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Warrant been exercised immediately prior to such Fundamental Transaction.

(e)	Any adjustment to the Exchange Basis pursuant to Section 2 including any readjustment, will include a corresponding adjustment to the Exercise Price which will be calculated by multiplying the Exercise Price by a fraction: (i) the numerator of which will be the Exchange Basis immediately prior to such adjustment, and (ii) the denominator of which will be the Exchange Basis immediately following the adjustment.

(f)	In the event the Company shall propose to take any action of the type described in this Section 2 (but only if the action of the type described in this Section 2 would result in an adjustment in the Exchange Basis or Exercise Price or a change in the type of securities or property to be delivered upon exercise of this Warrant Certificate), the Company shall give notice to the Holder at least 10 days prior to the record date in respect of such action (or the date of such action in the event that there is no record date), in the manner set forth in Section 12, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exchange Basis or Exercise Price or a change in the type of securities or property to be delivered upon exercise of this Warrant Certificate.

(g)	If and whenever, at any time after the date hereof and prior to the Time of Expiry and provided that this Warrant has not been exercised, the Company shall make a distribution pursuant to Section 2(b) of the shares or other equity interests of a subsidiary of the Company (the “Spin-off Entity”) in a “spin-off” or similar transaction, then the Company (a) shall issue to the Holder a new warrant to purchase, at the Spin-off Entity Exercise Price (as defined below), the number of shares of common stock or other equity interest in the Spin-off Entity (and any other consideration) that the Holder would have owned had the Holder exercised or converted this Warrant immediately prior to the consummation of such spin-off and (b) shall make provision therefor in the agreement, if any, relating to such spin-off. Such new warrant shall provide for rights and obligations which shall be as nearly equivalent as may be practicable to the rights and obligations provided for in this Warrant. The provisions of this Section 2(g) (and any equivalent thereof in any such new warrant) shall apply to successive transactions. For purposes of this Section 2(g), the “Spin-off Entity Exercise Price” shall mean the amount by which the Exercise Price under this Warrant was decreased with respect to the relevant distribution pursuant to the terms of Section 2(b).

(h)	In addition to any adjustments pursuant to Section 2 above and without limitation of the terms of any other agreement or any rights in respect of issued and outstanding shares of Common Stock held by the Holder, if at any time prior to the Time of Expiry the Company grants, issues or sells any options, convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the holders of Common Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Common Shares Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights.

Section 3                 Rules Regarding Calculation of Adjustment of Exchange Basis.

For the purposes of Section 2:

(a)	The adjustments provided for in Section 2 will be cumulative and will be made successively upon the occurrence of an event described therein, subject to this Section 3. For greater certainty, if any action would require adjustment pursuant to more than one of the provisions described in Section 2 in a manner such that such adjustments are duplicative, only one adjustment shall be made.

(b)	No adjustment in the Exchange Basis will be required unless such adjustment would result in a change to the then prevailing Exchange Basis of at least 1% or of at least 1/100th of a Common Share based on the prevailing Exchange Basis, provided, however, that any adjustments which, except for the provisions of this Section 3(b) would otherwise have been required to be made, will be carried forward and taken into account in any subsequent adjustment.

(c)	No adjustment in the Exchange Basis will be made pursuant to Section 2 in respect of the issuance from time to time of:

(i)	Common Shares purchasable on exercise of the Warrants; or

(ii)	Common Shares pursuant to any stock options, stock option plan, stock purchase plan, restricted share units or restricted share unit plans, or other benefit plans in force at the date hereof for directors, officers, employees, advisors or consultants of the Company in their capacity as such, as such option or plan is amended or superseded from time to time in accordance with the requirements of any applicable Principal Securities Exchange and Applicable Securities Laws, and such other benefit plans as may be adopted by the Company in compliance with the requirements of any applicable Principal Securities Exchange and Applicable Securities Laws,

and, for the avoidance of doubt, any such issue shall be deemed not to be a Common Share Reorganization, Distribution or Capital Reorganization.

(d)	If a dispute at any time arises with respect to adjustments provided for in Section 2, the resolution of such dispute will be conclusively determined, at the Company’s expense, by a firm of independent chartered accountants as may be agreed by the Company and the Holder, each acting reasonably, and any such determination will be binding upon the Company and the Holder. For the avoidance of doubt, the independent accountant referenced in this Section 3(e) may be, but is not required to be, the same independent valuation expert contemplated by the definition of “Current Market Price”.

(e)	If the Company sets a record date to determine the holders of the Common Shares for the purpose of effecting a transaction described in Section 2 and thereafter and before effecting such transaction, legally abandons its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then no adjustment in the Exchange Basis by reason of the setting of such record date shall be made.

(f)	In the absence of a resolution of the directors fixing a record date for a Distribution, the Company will be deemed to have fixed as the record date therefor the date on which the Distribution is affected.

(g)	The Company will take any action which may be necessary or advisable in order for the Company to have unissued and reserved in its authorized capital, and validly and legally issue as fully paid and non-assessable, all the shares or other securities of the Company which the Holder is entitled to receive on the exercise of the Warrants following any adjustment set forth in Section 2.

(h)	Any adjustments to the Exchange Basis and the Exercise Price pursuant to this Warrant Certificate shall be subject to the prior approval, if required, of the Principal Securities Exchange.

Section 4                 Cashless Exercise of Warrants.

Notwithstanding anything to the contrary contained herein, and provided that the Warrants could otherwise be exercised in accordance with the terms hereof, the Holder may elect to exercise the Warrants, in whole or in part, without payment of the aggregate Exercise Price due on such exercise (a “Cashless Exercise”) in the manner set out in this Section 4. If the Holder elects a Cashless Exercise, the Holder shall provide written notice of the election to the Company in the form of cashless exercise notice appended hereto as Schedule B or any other written notice in a form reasonably satisfactory to the Company (a “Cashless Exercise Notice”). Upon actual receipt by the Company of a Cashless Exercise Notice, a certificate or confirmation of book entry issuance (as directed by the Holder) for the appropriate number of Common Shares will be delivered to the Person(s) in whose name(s) the Common Shares so subscribed for are to be issued within two Business Days of receipt of the Cashless Exercise Notice (or if the share transfer books of the Company are properly closed, within two Business Days of the opening of said share transfer books), such Person(s) shall become a holder in respect of such Common Shares with effect from the date of such exercise, and, unless this Warrant Certificate has expired, a new Warrant Certificate representing the unexercised balance of the Warrants, if any, or all of the Warrants evidenced by this Warrant Certificate having been exercised will also be issued to the Holder within such time.

(a)	The number of Common Shares to be issued to the Holder upon a Cashless Exercise shall be determined as follows:

X =	Y x (A-B) A

Where:	X =	the number of Common Shares to be issued to the Holder upon exercising the Warrants; provided, for the avoidance of doubt, that if the foregoing calculation results in a negative number, then no Common Shares shall be issuable via a Cashless Exercise;

Y =	the number of Warrants being exercised;

A =	the Current Market Price per Common Share as of the applicable exercise date; and

B =	the Exercise Price of the Warrants as of the applicable exercise date.

(b)	If the number of Common Shares to be issued to the Holder exercising its Warrants on a cashless basis in accordance with Section 4(a) above results in a fractional number, the Company will, in lieu of delivering the fractional Common Share, satisfy the right to receive such fractional interest by payment to the Holder of an amount in cash equal (computed in the case of a fraction of a cent to the next lower cent) to the value of the right to acquire such fractional interest on the basis of the Current Market Price of the Common Shares on the date of exercise.

(c)	If Holder elects the method of exercise set forth in this Section 4, the “exchange” of the Warrants is intended to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the U.S. Internal Revenue Code of 1986, as amended, and, unless otherwise required by applicable Law, the parties hereto shall report consistently therewith for all tax purposes.

Section 5                 Representations, Warranties and Covenants.

The Company represents, warrants, covenants and agrees that as of the date of this Warrant Certificate until the Time of Expiry:

(a)	The Common Shares which may be issued upon the exercise of the Warrants represented by this Warrant Certificate will, upon issuance and payment therefor of the amount at which such Common Shares may at the time be purchased pursuant to the provisions hereof (including pursuant to a Cashless Exercise), be validly issued, fully paid and non-assessable and in each case, be free and clear of any Liens (other than Liens granted by the Holder);

(b)	The Company will reserve and keep available at all times a sufficient number of unissued Common Shares out of its authorized capital to provide for the exercise in full, at any time, of the rights represented by this Warrant Certificate;

(c)	The Company shall use its commercially reasonable efforts to maintain a listing of its Common Shares on the NASDAQ Global or other Principal Securities Exchange, provided that nothing contained in this clause (c) shall be construed to limit (or to limit) the right of the Company to engage in a transaction that may result in it ceasing to be so listed;

(d)	The Company has taken and will take all such actions as may be reasonably necessary and as are within its power to ensure that all those Common Shares and Warrants issued or issuable pursuant to this Warrant Certificate may be so issued without violation of Applicable Securities Law; and

(e)	The Company will promptly advise the Holder of any defaults under this Warrant Certificate.

Section 6                 Exercise of Warrants.

(1)	The Holder may exercise the right hereby conferred on the Holder to acquire Common Shares at any time and from time to time prior to the Time of Expiry (subject to the provisions of this Section 6) by:

(a)	duly completing and executing the subscription form (the “Subscription Form”) attached as Schedule A to this Warrant Certificate (or any other written notice in a form satisfactory to the Company) and a Cashless Exercise Notice, if applicable;

(b)	surrendering this Warrant Certificate, together with, in the case of Warrants not being exercised on a cashless basis in accordance with Section 4, the Holder’s certified check, bank draft, money order or wire transfer (or any combination of the foregoing, in each case, in the discretion of the Holder) of immediately available funds in the full amount of the total aggregate Exercise Price of each Warrant being exercised, together with the duly completed and executed Subscription Form (or any other written notice in a form satisfactory to the Company) and Cashless Exercise Notice, if applicable, to the Company in accordance with Section 12.

(2)	The Holder may exercise Warrants in respect of a number of Common Shares which is less than the total number of Common Shares into which the Warrants evidenced by this Warrant Certificate may be exercised. In such a case, the Holder shall be entitled to receive, at the Company’s expense, a new certificate in respect of the Warrants evidenced hereby that are not so exercised. This Warrant Certificate shall be deemed to be surrendered only upon personal delivery thereof to, or if sent by mail or other means of transmission, upon actual receipt thereof by, the Company in accordance with Section 12.

(3)	One Warrant, together with the Exercise Price therefor, is required to purchase one Common Share, subject to adjustment in accordance to the terms of this Warrant and to Cashless Exercise.

(4)	The Warrants shall expire and all rights to purchase Common Shares hereunder shall cease and become null and void at the Time of Expiry.

(5)	Nothing herein contained or done pursuant hereto shall obligate the Holder to purchase or pay for, or the Company to issue, any securities except those securities in respect of which the Holder shall have exercised its right to purchase hereunder in the manner herein provided.

(6)	Notwithstanding anything contained herein, including any adjustment provided for herein, the Company will not be required to issue fractional Common Shares in satisfaction of its obligations hereunder. If any fractional interest in a Common Share would be deliverable upon the exercise of a Warrant, the Company will, in lieu of delivering the fractional Common Share, satisfy the right to receive such fractional interest by payment to the Holder of an amount in cash equal (computed in the case of a fraction of a cent to the next lower cent) to the value of the right to acquire such fractional interest on the basis of the Current Market Price of the Common Shares on the date of exercise.

(7)	Notwithstanding anything herein contained, no Common Shares will be issued pursuant to the exercise of any Warrant if the issuance of such Common Shares would, in the opinion of legal counsel to the Company, constitute a violation of the Applicable Securities Laws of any applicable jurisdiction or the requirements of any Principal Securities Exchange, and without limiting the generality of the foregoing, in the event that any of the Warrants are exercised prior to expiry of any hold period or other resale restriction placed thereon by such Laws or requirements, the certificates evidencing the Common Shares thereby issued will bear such legend as is required under Applicable Securities Laws and that, in the opinion of legal counsel to the Company, is necessary in order to avoid a violation of any such Laws or requirements.

Section 7                 Reserved.

[Reserved].

Section 8                 Transfer of Warrants.

(1)	Other than as may be limited pursuant to Section 9, this Warrant Certificate and the Warrants represented hereby may be transferred or assigned.

(2)	This Warrant Certificate may only be transferred on the register of the Company by the Holder thereof or its legal Representatives or attorney duly appointed by an instrument in writing in form and execution reasonably satisfactory to the Company in accordance with applicable Laws. The Warrants and the Common Shares issuable hereunder are and may continue to be subject to resale restrictions and hold periods, and the Holder should consult its legal advisor in respect of the same. Such transfer will be effected upon surrender to the Company at the office of the Company in accordance with Section 12 hereof of this Warrant Certificate for cancellation and the duly completed and executed transfer form (the “Transfer Form”) attached hereto as Schedule C, and upon compliance, to the reasonable satisfaction of the Company, with:

(a)	the conditions herein;

(b)	such reasonable requirements as the Company may require; and

(c)	all Applicable Securities Laws.

(3)	After such transfer, the term “Holder” shall mean and include any transferee or assignee of the current Holder or any subsequent Holder. Upon compliance with Section 8(2), the Company shall execute and deliver a new Warrant Certificate or Warrant Certificates in the name of the assignee or assignees and in the denominations specified in such Transfer Form, and shall issue to the assignor a new Warrant Certificate evidencing the portion of this Warrant, if any, not so assigned and this Warrant Certificate shall promptly be cancelled.

(4)	For each Warrant transferred, the Company shall charge to the Holder requesting such transfer a reasonable sum for each new Warrant certificate issued, which sum shall solely cover the Company’s out-of-pocket expenses for such issuance, and payment of such charges and reimbursement of the Company for any and all stamp taxes or governmental or other charges required to be paid shall be made by the Holder requesting the transfer of this Warrant Certificate as a condition precedent thereto.

Section 9                 Legend.

(1)	Any certificate representing Common Shares issued in the United States or to or for the account or benefit of a U.S. Person upon exercise of the Warrants will bear the following legends:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, OTHER THAN (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES, AFTER THE HOLDER HAS FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY.

Section 10              Not a Shareholder.

Nothing in this Warrant Certificate or in the holding of Warrants evidenced by this Warrant Certificate will be construed as conferring on the Holder any right or interest whatsoever as a shareholder of the Company, including but not limited to, any right to vote at, to receive notice of, or to attend any meeting of shareholders or any other proceeding of the Company or any right to receive any dividend or other distributions, prior to the Holder’s exercise of Warrants in accordance with the terms hereof and the subscription for Common Shares in connection therewith.

Section 11              Amendment.

The terms of the Warrants represented by this Warrant Certificate may be amended, and the observance of any term thereof may be waived, only by a written instrument signed by the Company and the Holder of the Warrants.

Section 12             Notice.

(1)	Any notice, direction or other instrument required or permitted to be given under this Warrant by or to the Company or by or to the Holder shall be in writing and may be given by delivering by hand or by courier or by email to the following addresses:

The Company:

Entasis Therapeutics Holdings Inc.

35 Gatehouse Drive

Waltham, MA 02451

Attn: Elizabeth Keiley

Tel: (781) 870-0120

Email: betzy.keiley@entasistx.com

with a copy, which shall not constitute notice to:

Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 Attn: Jack S. Bodner Tel: (212) 841-1079 Email: jbodner@cov.com

The Holder:

Innoviva Inc.

1350 Old Bayshore Highway Suite 400
Burlingame, CA 94010
Attention: Chief Executive Officer
Email: Geoffrey.hulme@inva.com

With a copy, which shall not constitute notice to:

Willkie Farr & Gallagher LLP
787 Seventh Ave.
New York, NY 10019
Attn: Russell Leaf and Jared Fertman
Email: rleaf@willkie.com and jfertman@willkie.com

(2)	Any notice, direction or instrument aforesaid shall:

(i)	if personally delivered or delivered by courier, be deemed to have been given or made at the time of delivery; and

(ii)	if sent by email, be deemed to have been given or made upon confirmation of receipt.

The Company or the Holder may give written notice of change of address in the same manner, in which event such notice or communication shall thereafter be given to it as above provided at such changed address.

Section 13               Lost Certificate.

Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant Certificate and, if requested by the Company, upon delivery of an indemnity satisfactory to the Company (or, in the case of mutilation, upon surrender of this Warrant Certificate), the Company will issue to the Holder a replacement certificate of like denomination, tenor and date (containing the same terms and conditions as this Warrant Certificate).

Section 14               General.

(1)	The Company may deem and treat the Holder of the Warrants as the absolute owner thereof for all purposes, except where the Company should have actual notice or knowledge to the contrary or except where the Company is required to take notice by statute or by Order of a court of competent jurisdiction. The Holder shall be entitled to the Warrants evidenced hereby, free from all equities or rights of set off or counterclaim between the Company and the original or any intermediate holder of such Warrants. The valid issue of Common Shares by the Company upon the exercise of Warrants by the Holder in accordance with the terms and conditions contained herein shall discharge all responsibilities of the Company with respect to such Warrants and the Company shall not be bound to inquire into the title of any such Holder except where the Company is required to take notice by statute or by Order of a court of competent jurisdiction.

(2)	If any one or more of the provisions or parts thereof contained in this Warrant Certificate should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(a)	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed;

(b)	the invalidity, illegality or unenforceability of any provision or part thereof contained in this Warrant in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Warrant Certificate in any other jurisdiction; and

(c)	the Company and the Holder shall negotiate in good faith to modify this Warrant Certificate so as to effect the original intent of the Company and the Holder as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated and the economic benefits anticipated hereunder be as originally contemplated to the greatest extent possible.

(3)	Time shall be of the essence of this Warrant Certificate.

(4)	In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a Business Day. If the payment of any amount is deferred for any period, then such period shall be included for purposes of the computation of any interest payable hereunder.

(5)	This Warrant Certificate, the Securities Purchase Agreement, dated as of April 12, 2020, by and between the Holder and the Company, and the other agreements, instruments and documents referenced herein and therein, in each case as amended from time to time, constitute the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the provisions contained in this Warrant and the Commitment Agreement, the provisions contained in this Warrant shall control.

(6)	This Warrant Certificate and all of its provisions shall enure to the benefit of the Holder, and their respective heirs, executors, administrators, successors, legal Representatives and assigns and shall be binding upon the Company and its successors and permitted assigns. The expression the “Holder” as used herein shall include the Holder’s assigns whether immediate or derivative.

(7)	This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

(8)	The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Warrant and to enforce specifically the terms and provisions of this Warrant in any court of competent jurisdiction, in each case without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(9)	This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(10)	This Warrant shall be governed by, and construed in accordance with, the Laws of the State of Delaware but the reference to such Laws shall not, by conflict of laws rules or otherwise, require the application of the Law of any jurisdiction. The Company and the Holder each hereby irrevocably agree to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any action or legal proceeding arising out of this Warrant and the rights and obligations arising hereunder, and irrevocably and unconditionally waives any objection to the laying of venue of any such action or legal proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or legal proceeding has been brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11 shall be effective service of process for any such action or legal proceeding.

(11)	Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action or legal proceeding directly or indirectly arising out of, under or in connection with this Warrant.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the Company has caused this Warrant Certificate to be signed by its duly authorized officer and this Warrant Certificate to be dated ___________, 2020.

ENTASIS THERAPEUTICS HOLDINGS INC.

Per:
Name:
Title:

[Signature Page to Warrant Certificate]

Schedule A

SHARE PURCHASE WARRANT

SUBSCRIPTION FORM

(To be signed only upon exercise of such Warrant)

[Company]

The undersigned hereby exercises the right to purchase and hereby subscribes for _____________ common shares of Entasis Therapeutics Holdings Inc. (the “Company”) referred to in the Warrant Certificate dated [_____] (the “Warrant Certificate”) attached hereto according to the conditions thereof, and herewith makes payment of the purchase price in full for the common shares. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Warrant Certificate.

If any Warrants represented by the Warrant Certificate are not being exercised, a new Warrant Certificate will be issued by the Company and delivered to the undersigned with the common share certificates.

Please issue the common shares in the following manner (Please check the ONE box applicable):

☐	Issue a certificate for the common shares being purchased in the name of the undersigned.

☐	Effect book entry issuance for the common shares being purchased in the name of the undersigned.

NAME:
(please print)

NUMBER OF COMMON SHARES:

ADDRESS:

DATED this________ day of ________________, 20__.

(Signature)

Schedule B

CASHLESS EXERCISE NOTICE

[Company]

The undersigned hereby exercises the right to purchase and hereby subscribes for __________ common shares of Entasis Therapeutics Holdings Inc. referred to in the Warrant Certificate dated [_____] (the “Warrant Certificate”) attached hereto according to the conditions thereof, on a cashless basis pursuant to Section 4 of the Warrant Certificate. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Warrant Certificate.

The number of Common Shares to be issued in accordance with the accompanying Subscription Form shall be calculated based on the formula set out in Section 4(b) of the Warrant Certificate.

DATED this _____ day of _______________, 20____.

(Signature)

Schedule C
TRANSFER FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _____________________________________________________________(include name and address of the transferee) _____________ Warrants exercisable for common shares of Entasis Therapeutics Holdings Inc. (the “Company”) issued in the name of the undersigned on the register of the Company maintained therefore, and hereby irrevocably appoints _________________________________ the attorney of the undersigned to transfer the said securities on the books maintained by the Company with full power of substitution.

DATED this_________ day of ________________________, 20__.

Signature of Transferor

Address of Transferor

Notes:

1.	The signature to this transfer must correspond with the name written upon the face of this Warrant Certificate in every particular without any changes whatsoever.